Exhibit 99.1 PRESS RELEASE, DATED AUGUST 9, 2017, OF ENERSYS REGARDING FINANCIAL
RESULTS FOR THE FIRST QUARTER FISCAL 2018

EnerSys Reports First Quarter Fiscal 2018 Results
Reading, PA, USA, August 9, 2017 – EnerSys (NYSE: ENS) the global leader in stored energy solutions for industrial applications, announced today results for its first quarter of fiscal 2018, which ended on July 2, 2017.

Net earnings attributable to EnerSys stockholders (“Net earnings”) for the first quarter of fiscal 2018 were $48.2 million, or $1.09 per diluted share, including an unfavorable highlighted net of tax impact of $1.2 million or $0.03 per share from cash charges from highlighted items described in further detail in the tables shown below, reconciling non-GAAP adjusted financial measures to reported amounts.

Net earnings for the first quarter of fiscal 2017 were $44.6 million, or $1.02 per diluted share, which included an unfavorable highlighted net of tax impact of $5.5 million or $0.12 per share from cash and non-cash charges and credits from highlighted items.

Excluding these highlighted items, adjusted Net earnings per diluted share for the first quarter of fiscal 2018, on a non-GAAP basis were $1.12, which met the guidance of $1.10 to $1.14 per diluted share given by the Company on May 30, 2017. These earnings compare to the prior year first quarter adjusted Net earnings of $1.14 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information which include tables reconciling GAAP and non-GAAP adjusted financial measures for the quarters ended July 2, 2017 and July 3, 2016.

Net sales for the first quarter of fiscal 2018 were $622.6 million, an increase of 4% from the prior year first quarter net sales of $600.6 million and a 1% sequential quarterly decrease from the fourth quarter of fiscal 2017 net sales of $626.8 million. The increase in the current quarter compared to the prior year quarter was the result of a 4% increase in pricing and a 1% increase in organic volume, partially offset by a 1% decrease due to foreign currency translation impact. The 1% sequential quarterly decrease was largely due to a 6% decrease in organic volume, partially offset by a 3% increase in pricing and a 2% increase due to foreign currency translation impact.

The Company’s operating results for its business segments for the first quarters of fiscal 2018 and 2017 are as follows:

	Quarter ended
	($ millions)
	July 2, 2017	July 3, 2016
Net sales by segment
Americas	$354.6	$329.7
EMEA	199.1	197.1
Asia	68.9	73.8

Total net sales	$622.6	$600.6

Operating earnings
Americas	$54.6	$50.7
EMEA	13.5	19.8
Asia	3.2	4.2
Restructuring and other exit charges - Americas	—	(0.9)
Restructuring and other exit charges - EMEA	(0.8)	(0.3)
Restructuring charges - Asia	—	(0.1)
ERP system implementation - Americas	(0.9)	(7.3)
Acquisition activity expense - Americas	—	(0.1)

Total operating earnings	$69.6	$66.0
EMEA - Europe, Middle East and Africa

“We are progressing well with our new EnerSys Operating System (EOS) and product roadmap setting the groundwork for future benefits,” stated David M. Shaffer, President and Chief Executive Officer of EnerSys. “Also, commodity price recovery in our second quarter should be approximately 85% which is an improvement from our first quarter price recovery of 70%. In our second quarter, the planned increases in operating expenses including Lean, Digital Core, and product roadmap spending will outpace the anticipated savings from the new initiatives presented at our Investor Day. The team remains excited and committed about the medium and long term return on all of these investments. Our second quarter guidance for non-GAAP adjusted net earnings per diluted share is between $1.03 and $1.07, which excludes an expected charge of $0.04 from our ongoing restructuring programs, ERP system implementation and acquisition expenses.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, ("GAAP"). EnerSys' management uses the non-GAAP measure “adjusted Net Earnings” in their analysis of the Company's performance. This measure, as used by EnerSys in past quarters and years, adjusts Net Earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company's restructuring initiatives and other highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges that the Company incurs as a result of restructuring activities, impairment of goodwill and indefinite-lived intangibles and other assets and those charges and credits that are not directly related to operating unit performance, such as fees and expenses related to acquisition activities, stock-based compensation of senior executives, significant legal proceedings, ERP system implementation and tax valuation allowance changes. Because these charges are not incurred as a result of ongoing operations, or are incurred as a result of a potential or previous acquisition, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast.

Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances. For those items which are non-taxable, the tax expense (benefit) is calculated at 0%.

This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for Net Earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company's ongoing operating results. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to Net Earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted Net Earnings are calculated excluding restructuring and other highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Quarter ended
	July 2, 2017		July 3, 2016
	(in millions, except share and per share amounts)
Net Earnings reconciliation
As reported Net Earnings	$48.2		$44.6
Non-GAAP adjustments:
Restructuring charges	0.8	(1)	1.3	(1)
ERP system implementation	0.9	(2)	7.3	(2)
Acquisition activity expense	—	(3)	0.1	(3)
Income tax effect of above non-GAAP adjustments	$(0.5)		$(3.2)
Non-GAAP adjusted Net Earnings	$49.4		$50.1

Outstanding shares used in per share calculations
Basic	43,450,082		43,269,942
Diluted	44,163,074		43,829,813

Non-GAAP adjusted Net Earnings per share:
Basic	$1.14		$1.16
Diluted	$1.12		$1.14

Reported Net Earnings per share:
Basic	$1.11		$1.03
Diluted	$1.09		$1.02
Dividends per common share	$0.175		$0.175

The following table provides the regional allocation of the non-GAAP adjustments shown in the reconciliation above:

	Quarter ended
	July 2, 2017	July 3, 2016
	Pre-tax	Pre-tax
	($ millions)	($ millions)
(1) Restructuring charges - Americas	$—	$0.9
(1) Restructuring charges - EMEA	0.8	0.3
(1) Restructuring charges - Asia	—	0.1
(2) ERP system implementation - Americas	0.9	7.3
(3) Acquisition activity expense - Americas	—	0.1
Total Non-GAAP adjustments	$1.7	$8.7

EMEA - Europe, Middle East and Africa

Summary of Earnings (Unaudited)
(In millions, except share and per share data)

	Quarter ended
	July 2, 2017	July 3, 2016
Net sales	$622.6	$600.6
Gross profit	163.1	166.3
Operating expenses	92.7	99.0
Restructuring charges	0.8	1.3
Operating earnings	69.6	66.0
Earnings before income taxes	61.0	59.0
Net earnings attributable to EnerSys stockholders	$48.2	$44.6

Net earnings per common share attributable to EnerSys stockholders:
Basic	$1.11	$1.03
Diluted	$1.09	$1.02
Dividends per common share	$0.175	$0.175
Weighted-average number of common shares used in per share calculations:
Basic	43,450,082	43,269,942
Diluted	44,163,074	43,829,813

EnerSys also announced that it will host a conference call to discuss the Company's first quarter fiscal year 2018 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Thursday, August 10, 2017 at 9:00 a.m., Eastern Time, will be hosted by David M. Shaffer, Chief Executive Officer, and Michael J. Schmidtlein, Chief Financial Officer.

The call will also be Webcast on EnerSys' website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:

Date:	Thursday, August 10, 2017
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	877-359-9508
International Dial-In Number:	224-357-2393
Passcode:	52101032

A replay of the conference call will be available from 12:00 p.m. on August 10, 2017 through midnight on September 10, 2017.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	855-859-2056
International Replay Number:	404-537-3406
Passcode:	52101032

For more information, contact Thomas O'Neill, Vice President and Treasurer, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 610-236-4040; Web site: www.enersys.com.

EDITOR'S NOTE: EnerSys, the global leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Motive power batteries and chargers are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions including medical, aerospace and defense systems. Outdoor equipment enclosure products are utilized in the telecommunication, cable, utility, transportation industries and by government and defense customers. The company also provides aftermarket and customer support services to its customers in over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, intention to pay quarterly cash dividends, return capital to stockholders, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, order intake, backlog, payment of future cash dividends, execution of its stock buy back program, judicial or regulatory proceedings, and market share, as well as statements expressing optimism or pessimism about future operating results or benefits from either its cash dividend or its stock buy back programs, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission,“Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2017. No undue reliance should be placed on any forward-looking statements.